Exhibit 99.1

News Release

Media Contact: Doug Holt (312) 557-1571	Investor Relations: Bev Fleming (312) 444-7811

http://www.northerntrust.com

Northern Trust Issues Shares in U.S. Capital Purchase

CHICAGO, November 17, 2008 – Northern Trust Corporation (Nasdaq: NTRS) announced today that it has issued Northern Trust preferred shares and related warrants to the U.S. Department of the Treasury for a purchase price of $1.576 billion.

Treasury’s investment in Northern Trust was made as part of its voluntary Capital Purchase Program as authorized by the Emergency Economic Stabilization Act of 2008.

Under a purchase agreement dated November 14, 2008, Northern Trust issued 1,576,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, without par value and having a liquidation preference of $1,000 per share. As part of its purchase, Treasury also received warrants to purchase up to 3,824,624 shares of the Company’s common stock, par value $1.66 2/3 per share, at an exercise price of $61.81 per share. The warrants expire ten years from the issuance date. All proceeds of the sale will be treated as Tier 1 Northern Trust capital for regulatory purposes.

Under standardized Capital Purchase Program terms, the preferred securities pay cumulative dividends of 5 percent per year for the first five years, and 9 percent per year thereafter. Other details of the transaction may be viewed in a Form 8-K filing issued by Northern Trust today.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a financial holding company based in Chicago, has a growing network of 85 offices in 18 U.S. states and has international offices in 15 locations in North America, Europe, the Middle East and the Asia-Pacific region. As of September 30, 2008, Northern Trust had assets under custody of US$3.5 trillion, and assets under investment management of US$652.4 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com.